Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
January 21, 2010	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2009 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

SANTA CLARA, Calif. — January 21, 2010 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2009.

Consolidated net income available to common stockholders for the fourth quarter of 2009 was $6.0 million, or $0.16 per diluted common share, compared to $20.6 million, or $0.61 per diluted common share, for the third quarter of 2009, and a net loss applicable to common stockholders of $0.6 million, or $0.02 per diluted common share, for the fourth quarter of 2008. Consolidated net income for the fourth quarter of 2009 included a non-cash charge of $11.4 million related to our redemption of preferred stock issued under the U.S. Treasury’s TARP Capital Purchase Program (“CPP”). Excluding the $11.4 million charge, net income for the fourth quarter of 2009 was $17.5 million, or $0.47 per diluted common share. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided below).

Highlights of our fourth quarter 2009 results included:

•

We issued and sold through a public offering during the fourth quarter of 2009 7,965,568 shares of common stock at an offering price of $38.50 per share, which resulted in net proceeds of $292.1 million.

•

On December 23, 2009, we redeemed $235 million in preferred shares, plus accrued and unpaid dividends, under the CPP, which resulted in a non-cash charge of $11.4 million in the fourth quarter of 2009.

•

Provision for loan losses of $17.3 million, an increase of $9.3 million compared to the third quarter of 2009. Our provision for loan losses in the third quarter of 2009 was inclusive of an $11.4 million recovery from a single loan. Gross charge-offs decreased to $33.1 million for the fourth quarter of 2009, compared to $46.6 million for the third quarter of 2009.

•

An increase in net interest income (fully taxable equivalent basis) of $5.3 million, primarily due to growth in average investment securities balances of $780.7 million, or 31.0 percent, reflecting continued investment of excess liquidity resulting from our continued growth in deposits.

•	Growth in average deposit balances of $972.5 million, or 10.9 percent, primarily due to the current low interest rate environment, as well as our clients’ desire to maintain short-term liquidity.

•

A decrease in average loan balances of $176.5 million, or 3.9 percent, reflecting continued efforts by some clients to deleverage their businesses. Although loan balances have decreased, we continue to make new loans, adding 165 new loan clients in the fourth quarter of 2009, resulting in $380.7 million in new funded loans.

Consolidated net income available to common stockholders for the year ended December 31, 2009 was $22.7 million, or $0.66 per diluted common share, compared to $73.6 million, or $2.16 per diluted common share, for 2008. Consolidated net income for the year ended December 31, 2009 included a non-tax deductible charge of $11.4 million related to TARP repayment in the fourth quarter of 2009 and a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009. Excluding these charges, net income for the year ended December 31, 2009 was $38.2 million, or $1.12 per diluted common share. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided below).

“We are pleased to see continued improvements across our business, including higher credit quality, stronger fee income and higher interest income,” said Ken Wilcox, President and CEO of SVB Financial Group. “Our strong capital and liquidity position has allowed us to continue making the right decisions for our business and for shareholders throughout this recession. In the meantime, we remain poised to take advantage of increases in market activity or interest rates, when they eventually come.”

Fourth Quarter 2009 Summary

(Dollars in millions, except share data and ratios)	Three months ended					Year ended
	December 31, 2009	September 30, 2009	December 31, 2008	% Change from		December 31, 2009	December 31, 2008	% Change
				September 30, 2009	December 31, 2008
Income Statement:
Diluted earnings (loss) per common share	$0.16	$0.61	$(0.02)	(73.8)%	NM %	$0.66	$2.16	(69.4)%
Net income attributable to SVBFG	20.7	24.2	0.1	(14.5)	NM	48.0	74.3	(35.4)
Net income (loss) available to common stockholders	6.0	20.6	(0.6)	(70.9)	NM	22.7	73.6	(69.2)
Net interest income	102.1	96.8	96.4	5.5	5.9	382.2	368.6	3.7
Provision for loan losses	17.3	8.0	71.0	116.3	(75.6)	90.2	100.7	(10.4)
Noninterest income	40.7	34.3	25.7	18.7	58.4	97.7	152.4	(35.9)
Noninterest expense	87.9	79.8	61.8	10.2	42.2	343.9	312.9	9.9
Non-GAAP net income (loss) available to common stockholders (1)	17.5	20.6	(0.6)	(15.0)	NM	38.2	77.4	(50.6)
Non-GAAP diluted earnings (loss) per common share (1)	0.47	0.61	(0.02)	(23.0)	NM	1.12	2.28	(50.9)
Non-GAAP noninterest income, net of noncontrolling interests (1)	34.1	29.2	34.3	16.8	(0.6)	122.6	160.9	(23.8)
Non-GAAP noninterest expense, net of noncontrolling interests (1)	84.6	76.9	58.8	10.0	43.9	327.3	297.9	9.9
Fully Taxable Equivalent:
Net interest income (2)	$102.7	$97.4	$97.0	5.4%	5.9%	$384.4	$370.9	3.6%
Net interest margin	3.57%	3.70%	5.39%	(3.5)	(33.8)	3.73%	5.72%	(34.8)
Shares Outstanding:
Common	41,338,569	33,202,387	32,917,007	24.5%	25.6%	41,338,569	32,917,007	25.6%
Basic weighted average	36,475,992	33,176,678	32,809,705	9.9	11.2	33,900,956	32,425,307	4.6
Diluted weighted average	37,214,321	33,672,491	33,450,626	10.5	11.3	34,182,771	34,014,581	0.5
Balance Sheet:
Average total assets	$12,487.1	$11,410.6	$8,209.1	9.4%	52.1%	$11,326.3	$7,418.3	52.7%
Average loans, net of unearned income	4,368.0	4,544.5	5,226.7	(3.9)	(16.4)	4,699.7	4,633.0	1.4
Average interest-earning investment securities	3,295.3	2,514.6	1,357.5	31.0	142.7	2,282.3	1,338.5	70.5
Average noninterest-bearing demand deposits	5,998.4	5,373.5	3,227.0	11.6	85.9	5,289.3	2,946.9	79.5
Average interest-bearing deposits	3,884.5	3,536.9	2,446.5	9.8	58.8	3,504.8	1,949.4	79.8
Average total deposits	9,882.9	8,910.4	5,673.5	10.9	74.2	8,794.1	4,896.3	79.6
Average short-term borrowings	49.5	42.1	232.5	17.6	(78.7)	46.1	304.9	(84.9)
Average long-term debt	868.9	912.2	968.0	(4.7)	(10.2)	923.9	980.7	(5.8)
Period-end total assets	12,841.4	12,538.6	10,018.3	2.4	28.2	12,841.4	10,018.3	28.2
Period-end loans, net of unearned income	4,548.1	4,655.8	5,506.3	(2.3)	(17.4)	4,548.1	5,506.3	(17.4)
Period-end investment securities	4,491.8	3,491.3	1,786.1	28.7	151.5	4,491.8	1,786.1	151.5
Period-end noninterest-bearing demand deposits	6,299.0	6,422.9	4,420.0	(1.9)	42.5	6,299.0	4,420.0	42.5
Period-end interest-bearing deposits	4,032.9	3,632.7	3,053.5	11.0	32.1	4,032.9	3,053.5	32.1
Period-end total deposits	10,331.9	10,055.6	7,473.5	2.7	38.2	10,331.9	7,473.5	38.2
Off-Balance Sheet:
Average total client investment funds	$16,101.1	$16,121.5	$21,038.0	(0.1)%	(23.5)%	$16,593.6	$21,590.0	(23.1)%
Period-end total client investment funds	15,597.8	16,433.8	18,579.7	(5.1)	(16.0)	15,597.8	18,579.7	(16.0)
Total unfunded credit commitments	5,338.7	4,794.5	5,630.5	11.4	(5.2)	5,338.7	5,630.5	(5.2)
Earnings Ratios:
Return on average assets (3)	0.66%	0.84%	0.01%	(21.4)%	NM %	0.42%	1.00%	(58.0)%
Return on average common SVBFG stockholders’ equity (4)	2.44	9.94	(0.31)	(75.5)	NM	2.68	10.38	(74.2)
Asset Quality Ratios:
Allowance for loan losses as a percentage of total gross loans	1.58%	1.85%	1.93%	(14.6)%	(18.1)%	1.58%	1.93%	(18.1)%
Gross charge-offs as a percentage of average total gross loans (annualized)	2.98	4.03	1.93	(26.1)	54.4	3.03	1.02	197.1
Net charge-offs as a percentage of average total gross loans (annualized)	2.84	2.75	1.80	3.3	57.8	2.64	0.87	NM
Other Ratios:
Total risk-based capital ratio	19.94%	19.23%	17.58%	3.7%	13.4%	19.94%	17.58%	13.4%
Operating efficiency ratio (5)	61.29	60.61	50.40	1.1	21.6	71.33	59.80	19.3
Period-end loans, net of unearned income, to deposits	44.02	46.30	73.68	(4.9)	(40.3)	44.02	73.68	(40.3)
Average loans, net of unearned income, to deposits	44.20	51.00	92.12	(13.3)	(52.0)	53.44	94.62	(43.5)
Non-GAAP Ratios: (1)
Tangible common equity to tangible assets	8.78%	6.73%	7.64%	30.5%	14.9%	8.78%	7.64%	14.9%
Tangible common equity to risk-weighted assets	15.05	11.43	9.31	31.7	61.7	15.05	9.31	61.7
Non-GAAP return on average assets (6)	1.02	0.84	0.01	21.4	NM	0.56	1.05	(46.7)
Non-GAAP return on average common SVBFG stockholders’ equity (7)	7.05	9.94	(0.31)	(29.1)	NM	4.51	10.93	(58.7)
Non-GAAP operating efficiency ratio	61.84	60.79	44.76	1.7	38.2	64.56	56.07	15.1
Other Statistics:
Common stock repurchases	$—	$—	$—	—%	—%	$—	$45.6	(100.0)%
Period-end SVB prime lending rate	4.00%	4.00%	4.00%	—	—	4.00%	4.00%	—
Average SVB prime lending rate	4.00	4.00	4.20	—	(4.8)	4.00	5.13	(22.0)

NM- Not meaningful

(1)	A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures”.

(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million, $0.5 million and $0.6 million for the quarters ended December 31, 2009, September 30, 2009 and December 31, 2008, respectively. The taxable equivalent adjustments were $2.2 million and $2.3 million for the years ended December 31, 2009 and 2008, respectively.

(3)	Ratio represents annualized consolidated net income attributable to SVB Financial Group (“SVBFG”) divided by quarterly average assets and annual average assets.

(4)	Ratio represents annualized consolidated net income (loss) available to common stockholders divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity) and annual average SVBFG stockholders’ equity (excluding preferred equity).

(5)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(6)	Ratio represents non-GAAP annualized consolidated net income attributable to SVBFG (excluding a non-tax deductible charge of $11.4 million related to TARP repayment in the fourth quarter of 2009, a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 and non-tax deductible noninterest expense of $3.9 million related to the conversion premium value of certain of our zero-coupon convertible notes that were converted prior to maturity (“Coco Loss”) recorded in the second quarter of 2008) divided by quarterly average assets and annual average assets.

(7)	Ratio represents non-GAAP annualized consolidated net income (loss) available to common stockholders (excluding a non-tax deductible charge of $11.4 million related to TARP repayment in the fourth quarter of 2009, a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 and non-tax deductible $3.9 million Coco Loss recorded in the second quarter of 2008) divided by quarterly average SVBFG stockholders’ equity (excluding preferred equity) and annual average SVBFG stockholders’ equity (excluding preferred equity).

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $102.7 million for the fourth quarter of 2009, compared to $97.4 million for the third quarter of 2009 and $97.0 million for the fourth quarter of 2008. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate changes from the third to the fourth quarter of 2009. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

(Dollars in thousands)	Q4’09 compared to Q3’09
	Increase (decrease) due to change in
	Volume	Rate	Total
Interest income:
Short-term investment securities	$264	$(69)	$195
Investment securities	6,919	(170)	6,749
Loans	(3,241)	450	(2,791)

Increase in interest income, net	3,942	211	4,153

Interest expense:
Deposits	407	(1,115)	(708)
Short-term borrowings	3	(4)	(1)
Long-term debt	(215)	(239)	(454)

Increase (decrease) in interest expense, net	195	(1,358)	(1,163)

Increase in net interest income	$3,747	$1,569	$5,316

The change in net interest income, on a fully taxable equivalent basis, from the third to the fourth quarter of 2009, was primarily attributable to the following:

•

An increase in interest income of $6.7 million from our interest-earning investment securities portfolio, primarily related to the growth in average balances of $780.7 million due to new investments. These investments were primarily purchases of agency-issued collateralized mortgage obligations, agency-issued mortgage-backed securities and U.S. agency securities, which were purchased with excess liquidity resulting from our continued growth in deposits.

•

A decrease in interest expense of $0.7 million from interest-bearing deposits, primarily due to our decision to lower certain deposit interest rates in the third and fourth quarters of 2009 to reflect current market interest rates.

•

A decrease in interest expense of $0.5 million from our long-term debt, driven by a decrease in interest expense associated with interest rate swap agreements for our 5.70% senior and 6.05% subordinated notes, due to lower London Interbank Offered Rates (“LIBOR”).

•

A decrease in interest income from our loan portfolio of $2.8 million driven principally by a decrease in average loan balances of $176.5 million. Our average prime-lending rate was 4.00 percent for both the third and fourth quarters of 2009.

Net interest margin, on a fully taxable equivalent basis, was 3.57 percent for the fourth quarter of 2009, compared to 3.70 percent for the third quarter of 2009 and 5.39 percent for the fourth quarter of 2008. The decrease from the third to the fourth quarter of 2009 was primarily a result of a decline in loan balances and an increase in deposits. Consistent with our liquidity and investment strategies, we invested excess liquidity resulting from our continued growth in deposits in overnight cash with the Federal Reserve earning 25 basis points throughout the fourth quarter of 2009. The decline was partially offset by an increase in investments in interest-earning investment securities. While our net interest margin declined quarter-over-quarter, net interest income, on a fully taxable equivalent basis, increased by $5.3 million to $102.7 million for the fourth quarter of 2009, compared to $97.4 million for the third quarter of 2009.

Net interest margin, on a fully taxable equivalent basis, was 3.73 percent and 5.72 percent for the years ended December 31, 2009 and 2008, respectively. While our net interest margin declined year-over-year, net interest income, on a fully taxable equivalent basis, increased to $384.4 million for 2009, compared to $370.9 million for 2008.

On an average basis, for the fourth quarter of 2009, 70.4 percent, or $3.1 billion, of our outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in our prime-lending rate or other variable indices. This compares to 71.0 percent, or $3.3 billion, for the third quarter of 2009 and 74.2 percent, or $4.0 billion, for the fourth quarter of 2008.

Investment Securities

Our investment securities portfolio consists of both a fixed income investment portfolio, which primarily represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business. Total investment securities were $4.5 billion at December 31, 2009, compared to $3.5 billion at September 30, 2009 and $1.8 billion at December 31, 2008. The increase from the third to the fourth quarter of 2009 was primarily in the fixed income investment portfolio due to securities purchased with excess liquidity resulting from our continued growth in deposits.

Average interest-earning investment securities were $3.3 billion for the fourth quarter of 2009, compared to $2.5 billion for the third quarter of 2009 and $1.4 billion for the fourth quarter of 2008. Period-end interest-earning investment securities were $3.9 billion at December 31, 2009, compared to $3.0 billion at September 30, 2009 and $1.3 billion at December 31, 2008.

Non-marketable securities were $553.5 million ($233.0 million net of noncontrolling interests) as of December 31, 2009, compared to $507.9 million ($211.9 million net of noncontrolling interests) as of September 30, 2009 and $467.2 million ($169.1 million net of noncontrolling interests) as of December 31, 2008. The increase from the third to the fourth quarter of 2009 was primarily attributable to additional capital calls for fund investments in the fourth quarter of 2009. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $4.4 billion for the fourth quarter of 2009, compared to $4.5 billion for the third quarter of 2009 and $5.2 billion for the fourth quarter of 2008. The decrease in average loan balances from the third to the fourth quarter of 2009 came primarily from decreases in loans to hardware, software and life science clients, reflecting continued efforts by some clients to deleverage their businesses. Although loan balances have decreased, we continue to make new loans, adding 165 new loan clients in the fourth quarter of 2009, resulting in $380.7 million in new funded loans.

Period-end loans, net of unearned income, were $4.5 billion at December 31, 2009, compared to $4.7 billion at September 30, 2009 and $5.5 billion at December 31, 2008.

Our nonperforming loans totaled $52.7 million at December 31, 2009, compared to $72.2 million at September 30, 2009 and $87.2 million at December 31, 2008. The allowance for loan losses related to nonperforming loans was $8.9 million, $23.4 million and $25.9 million at December 31, 2009, September 30, 2009 and December 31, 2008,

respectively. The decrease in nonperforming loans and related allowance for loan losses from the third to the fourth quarter of 2009 came primarily from the charge-offs of impaired loans from our hardware and private client services portfolios.

The following table provides a summary of our loans individually greater than $20 million by industry sector at December 31, 2009, September 30, 2009 and December 31, 2008:

(Dollars in thousands, except ratios and client data)	Loans individually greater than $20 million at
	December 31, 2009	September 30, 2009	December 31, 2008
Technology	$356,072	$458,901	$567,867
Private Equity	371,728	272,920	352,065
Life Sciences	45,667	45,717	54,201
Private Client Services	87,179	69,652	105,176
Premium Wineries	76,786	20,307	20,310
All other sectors	20,125	21,000	50,500

Total	$957,557	$888,497	$1,150,119

Loans individually greater than $20 million as a percentage of total gross loans	20.9%	18.9%	20.7%
Total clients with loans individually greater than $20 million	32	28	36
Loans individually greater than $20 million on nonaccrual status	$20,407	$20,022	$66,715
Loans individually greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	2.1%	2.3%	5.8%

Deposits

Average deposits were $9.9 billion for the fourth quarter of 2009, compared to $8.9 billion for the third quarter of 2009 and $5.7 billion for the fourth quarter of 2008. The increase in average deposit balances from the third to the fourth quarter of 2009 came primarily from our noninterest-bearing demand deposits, which grew by $624.9 million to $6.0 billion.

Growth in average balances of noninterest-bearing deposits in the fourth quarter of 2009 was primarily due to the continued low interest rate environment, as well as our clients’ desire to maintain short-term liquidity.

Period-end deposits were $10.3 billion at December 31, 2009, compared to $10.1 billion at September 30, 2009 and $7.5 billion at December 31, 2008.

Long-Term Debt

Effective January 1, 2009, we adopted the FASB guidance on debt with conversion options (ASC 470-20, formerly known as FSP APB 14-1), which required a change in the accounting treatment for our convertible debt instruments. The standard requires that the proceeds from the issuance of convertible debt instruments be allocated between a liability and an equity component in a manner that reflects the entity’s non-convertible debt borrowing rate when interest expense is recognized in subsequent periods. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. Historical financial statements for 2007 and 2008 are required to be adjusted retrospectively to conform to the standard’s new accounting treatment for both our zero-coupon convertible subordinated notes, which matured on June 15, 2008 and our 3.875% convertible senior notes due April 15, 2011.

As a result of adopting these requirements, our net income available to common stockholders for both the third and fourth quarters of 2009 decreased by $0.3 million. Details of certain prior period revised items related to the adoption of this guidance are provided under the section “Changes to Prior Period Balances.”

Noninterest Income

Noninterest income was $40.7 million for the fourth quarter of 2009, compared to $34.3 million for the third quarter of 2009 and $25.7 million for the fourth quarter of 2008. The increase in noninterest income from the third to the fourth quarter of 2009 was primarily driven by the following factors:

•

Net gains on investment securities of $6.7 million for the fourth quarter of 2009, compared to net gains of $3.9 million for the third quarter of 2009 and net losses of $9.8 million for the fourth quarter of 2008. The net gains of $6.7 million for the fourth quarter of 2009 were primarily due to unrealized gains of $5.8 million from our managed co-investment funds as a result of higher valuations, and realized gains of $3.6 million from distributions to our managed funds of funds. These gains were partially offset by realized losses of $3.0 million from our managed co-investment funds due to closures and asset sales at three portfolio companies. The following table provides a summary of net gains (losses) on investment securities for the three months ended December 31, 2009 and September 30, 2009:

(Dollars in thousands)	Three months ended
	December 31, 2009					September 30, 2009
	Managed Co- Investment Funds	Managed Funds Of Funds	Debt Funds	Other	Total	Total
Unrealized gains	$5,819	$184	$467	$205	$6,675	$2,615
Realized (losses) gains	(3,022)	3,633	376	(981)	6	1,290

Total gains (losses) on investment securities, net	$2,797	$3,817	$843	$(776)	$6,681	$3,905

Less: income attributable to noncontrolling interests, including carried interest	1,925	3,856	72	—	5,853	4,880

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$872	$(39)	$771	$(776)	$828	$(975)

As of December 31, 2009, we held investments, either directly or through nine of our managed investment funds, in 446 venture capital and private equity funds, 73 companies and five debt funds.

•

Net gains on derivative instruments of $1.4 million for the fourth quarter of 2009, compared to net losses of $1.1 million for the third quarter of 2009 and net gains of $5.0 million for the fourth quarter of 2008. The following table provides a summary of our net gains (losses) on derivative instruments:

(Dollars in thousands)	Three months ended			Year ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$426	$360	$2,466	$1,730	$4,233
Gains (losses) on internal foreign exchange forward contracts, net (1)	406	(128)	3,200	(2,258)	5,185

Total gains (losses) on foreign exchange forward contracts, net	832	232	5,666	(528)	9,418
Change in fair value of interest rate swap	—	—	(2,232)	(170)	(1,856)
Gains on covered call options (2)	—	—	—	—	402
Net gains (losses) on equity warrant assets	538	(1,322)	1,592	(55)	10,541

Total gains (losses) on derivative instruments, net	$1,370	$(1,090)	$5,026	$(753)	$18,505

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.

(2)	Represents net gains on covered call options by one of our consolidated sponsored debt funds.

The increase in net gains (losses) on derivative instruments from the third to the fourth quarter of 2009 was primarily driven by the following factors:

•

Net gains on equity warrant assets of $0.5 million for the fourth quarter of 2009, compared to net losses of $1.3 million for the third quarter of 2009. The net gains on equity warrant assets of $0.5 million for the fourth quarter of 2009 were primarily driven by net gains of $1.3 million from the exercise of certain warrant positions, partially offset by $0.9 million from warrant cancellations and expirations. Included in the net gains of $1.3 million from the exercise of warrants is a gain of $1.1 million from a single warrant position.

•

Net gains of $0.4 million from foreign exchange forward contracts hedging our foreign currency denominated loans in the fourth quarter of 2009, compared to net losses of $0.1 million in the third quarter of 2009.

Non-GAAP noninterest income, net of noncontrolling interests, was $34.1 million for the fourth quarter of 2009, compared to $29.2 million for the third quarter of 2009 and $34.3 million for the fourth quarter of 2008. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains (losses) on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $87.9 million for the fourth quarter of 2009, compared to $79.8 million for the third quarter of 2009 and $61.8 million for the fourth quarter of 2008.

The following table provides a summary of certain noninterest expense items:

(Dollars in thousands)	Three months ended			Year ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Compensation and benefits:
Salaries and wages	$26,481	$26,100	$27,116	$108,417	$103,157
Incentive Compensation Plan	7,872	6,732	(8,782)	25,163	24,398
Employee Stock Ownership Plan	—	—	(4,370)	—	235
Other employee benefits	14,236	12,983	9,913	56,051	49,525

Total compensation and benefits	48,589	45,815	23,877	189,631	177,315
FDIC assessments	3,182	2,589	1,644	17,035	3,451
Impairment of goodwill	—	—	—	4,092	—
Provision for (reduction of) unfunded credit commitments	1,999	65	1,607	(1,367)	1,252
Other (1)	34,137	31,338	34,702	134,475	130,869

Total noninterest expense	$87,907	$79,807	$61,830	$343,866	$312,887

Full-time equivalent employees	1,258	1,259	1,244	1,258	1,244

(1)	Other noninterest expense includes professional services, premises and equipment, net occupancy, business development and travel, correspondent bank fees, loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes, and other noninterest expenses. For further details of noninterest expense items, please refer to “Interim Consolidated Statements of Income”.

The increase in noninterest expense from the third to the fourth quarter of 2009 was primarily attributable to the following:

•

An increase of $2.8 million in compensation and benefits expense, primarily resulting from a $1.3 million increase in expenses relating to our warrant incentive plan and retention plan, mainly due to net proceeds from warrants, and a $1.1 million increase in incentive compensation related expenses.

•

A provision for unfunded credit commitments of $2.0 million for the fourth quarter of 2009, compared to a provision of $0.1 million for the third quarter of 2009. The provision for unfunded credit commitments of $2.0 million for the fourth quarter of 2009 was primarily reflective of an increase in the balance of our total unfunded credit commitments, which increased to $5.3 billion as of December 31, 2009, compared to $4.8 billion at September 30, 2009.

Non-GAAP noninterest expense, net of noncontrolling interests, was $84.6 million for the fourth quarter of 2009, compared to $76.9 million for the third quarter of 2009 and $58.8 million for the fourth quarter of 2008. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Effective January 1, 2009, we adopted new accounting standards (ASC 810-10-65, formerly known as SFAS No. 160), which requires us to clearly identify and distinguish between the interests of the Company and the interests of the noncontrolling owners by presenting noncontrolling interests after net income (loss) in our interim consolidated statements of income. As a result, our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net (income) loss attributable to noncontrolling interests.

Our effective tax rate was 39.6 percent for the fourth quarter of 2009, compared to 41.1 percent for the third quarter of 2009. The decrease in the tax rate from the third to the fourth quarter of 2009 was primarily attributable to the higher impact of tax advantaged investments, partially offset by the tax impact of higher non-deductible officers’ compensation expense on overall pre-tax income.

Our effective tax rate was 42.3 percent for the year ended December 31, 2009, compared to 41.3 percent for 2008. The increase in the tax rate was primarily attributable to the tax impact of the $4.1 million non-tax deductible goodwill impairment associated with eProsper in the first quarter of 2009 as well as the tax impact of higher non-deductible officers’ compensation expense on overall pre-tax income.

Credit Quality

The following table provides a summary of our allowance for loan losses:

(Dollars in thousands, except ratios)	Three months ended			Year ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Allowance for loan losses, beginning balance	$86,713	$110,473	$60,290	$107,396	$47,293
Provision for loan losses	17,291	8,030	70,957	90,180	100,713
Gross loan charge-offs	(33,106)	(46,553)	(25,509)	(143,570)	(47,815)
Loan recoveries	1,552	14,763	1,658	18,444	7,205

Allowance for loan losses, ending balance	$72,450	$86,713	$107,396	$72,450	$107,396

Provision as a percentage of total gross loans (annualized)	1.50%	0.68%	5.08%	1.97%	1.81%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	2.98	4.03	1.93	3.03	1.02
Net loan charge-offs as a percentage of average total gross loans (annualized)	2.84	2.75	1.80	2.64	0.87
Allowance for loan losses as a percentage of total gross loans	1.58	1.85	1.93	1.58	1.93
Total gross loans at period-end	$4,582,966	$4,692,498	$5,551,636	$4,582,966	$5,551,636
Average total gross loans	4,402,909	4,583,320	5,266,916	4,739,210	4,666,025

Our provision for loan losses was $17.3 million for the fourth quarter of 2009, an increase of $9.3 million from the third quarter of 2009. Our provision for loan losses in the third quarter of 2009 was inclusive of an $11.4 million recovery from a single loan.

Gross loan charge-offs of $33.1 million for the fourth quarter of 2009, primarily came from our software and hardware client portfolios. Gross loan charge-offs included $17.0 million of loans that were previously included as nonperforming loans.

Our allowance for loan losses decreased from $107.4 million at December 31, 2008 to $72.5 million at December 31, 2009. The decrease in allowance for loan losses is reflective of continuing improvement in credit quality trends in our loan portfolio since the second quarter of 2009 as indicated by several factors including the following:

•	A 52.7 percent decrease in nonperforming loans from a peak of $111.5 million at June 30, 2009 to $52.7 million at December 31, 2009.

•	A 25 percent decrease in classified loans from the second quarter of 2009 to the fourth quarter of 2009.

•

A majority of the net charge-offs were from nonperforming loans that had previously been specifically reserved for – for 2009 we identified specific reserves of $51 million and saw related net charge-offs of $53 million. Other net charge-offs were concentrated in our early-stage portfolio with a small amount of charge-offs coming from our private client services portfolio.

Additionally, while loans greater than $10 million represented a significant source of loan losses in 2009, the size of loans added to the classified portfolio during the latter half of 2009 were less than $10 million with the largest addition being $8.8 million and the largest addition to nonperforming loans in the fourth quarter of 2009 was $1 million. Our overall percentage of allowance for loan losses decreased from a high of 2.26 percent at June 30, 2009, to 1.58 percent at December 31, 2009 due almost entirely to the successful resolution of the large nonperforming loans and the fact that new additions to nonperforming loans have been smaller in size and are expected to maintain that trend into 2010.

As such, we believe that our current allowance for loan losses of $72.5 million (1.58 percent of total gross loans) is adequate and indicative of ongoing levels of future net charge-offs. The following table provides a summary of our credit quality information:

(Dollars in thousands, except ratios)	Period end balances at
	December 31, 2009	September 30, 2009	December 31, 2008
Allowance for loan losses as a percentage of total gross loans	1.58%	1.85%	1.93%
Allowance for loan losses for performing loans as a percentage of total gross performing loans	1.40	1.37	1.49
Allowance for loan losses for nonperforming loans as a percentage of total gross nonperforming loans	16.83	32.36	29.70
Allowance for loan losses	$72,450	$86,713	$107,396
Allowance for loan losses for total gross performing loans	63,582	63,357	81,485
Allowance for loan losses for total gross nonperforming loans	8,868	23,356	25,911
Total gross performing loans	4,530,283	4,620,325	5,464,387
Total gross nonperforming loans	52,683	72,173	87,249

Noncontrolling Interests

Net income attributable to noncontrolling interests was $3.3 million for the fourth quarter of 2009, compared to net income of $2.2 million for the third quarter of 2009 and a net loss of $11.7 million for the fourth quarter of 2008. Net income attributable to noncontrolling interests of $3.3 million for the fourth quarter of 2009 was primarily a result of the following:

•

Gains on investment securities (including carried interest) attributable to noncontrolling interests of $5.9 million, stemming mainly from gains of $3.9 million from our managed funds of funds and $1.9 million from our managed co-investment funds.

•	Noninterest expense of $3.3 million, principally related to management fees paid by the noncontrolling interests to the general partner entities managed by SVB Capital.

SVBFG Stockholders’ Equity

In the fourth quarter of 2009, we closed a public offering of 7,965,568 shares of common stock at an offering price of $38.50 per share. We received net proceeds of $292.1 million after deducting underwriting discounts and commissions.

On December 23, 2009, the Company redeemed in full 235,000 outstanding shares of preferred stock, for $235 million, plus $1.2 million of accrued and unpaid dividends, from the U.S. Treasury under the CPP. The redemption of the preferred shares resulted in a non-cash charge of $11.4 million in the fourth quarter of 2009.

Net income available to common stockholders was reduced by $14.7 million and $3.6 million for the fourth and third quarters of 2009, respectively, related to dividends and discount amortization in connection with our preferred stock issued under the CPP on December 12, 2008 and the subsequent repayment on December 23, 2009.

Accumulated other comprehensive income decreased by $19.6 million to $5.9 million as of December 31, 2009, compared to $25.5 million as of September 30, 2009, primarily due to decreases in the fair value of our fixed income investment portfolio as a result of increases in long-term interest rates.

Additional paid-in-capital increased by $297.1 million to $389.5 million as of December 31, 2009, compared to $92.4 million as of September 30, 2009, primarily due to the closing of our public offering on November 24, 2009.

Outlook for the Year Ending December 31, 2010

Our outlook for the year ending December 31, 2010 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for selected items where the timing or financial impact are particularly uncertain, or for certain potential unusual or one-time items, nevertheless, we have provided directional guidance on two such items, specifically net gains (losses) on equity warrant assets and net gains (losses) on investment securities, net of noncontrolling interests. The outlook observations presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements”.

For the year ending December 31, 2010, compared to our 2009 results, we currently expect the following outlook:

Current outlook compared to 2009 results (as of January 21, 2010)

Average loan balances	Comparable to 2009 levels

Average deposit balances	Increase at a percentage rate in the low double digits

Net interest income	Increase at a percentage rate in the mid teens

Net interest margin	Between 3.60% - 4.00%

Allowance for loan losses as a percentage of period end gross loans	Comparable to fourth quarter 2009 levels

Net loan charge-offs	Decline from 2009 levels

Nonperforming loans as a percentage of total gross loans	At levels lower than fourth quarter 2009 levels

Fees for deposit services, letters of credit, business credit card, client investment, and foreign exchange, in aggregate	Increase at a percentage rate in the mid single digits

Net gains (losses) on equity warrant assets	Comparable to 2009 levels

Net gains (losses) on investment securities, net of noncontrolling interests*	Improvement from 2009 levels

Noninterest expense* (excluding expenses related to goodwill impairment and noncontrolling interests)	Increase at a percentage rate in the high teens to low twenties

*	non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including in the section “Outlook for the Year Ending December 31, 2010” above, we make forward-looking statements discussing management’s expectations about economic conditions, opportunities in the market, our financial, credit (including our allowance for loan losses) and business performance and financial results (and the components of such results) for the year 2010.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2010 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of initial public offering and mergers & acquisitions activities), (ii) changes in credit quality of our loan portfolio, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (v) variations from our expectations as to factors impacting our cost structure, (vi) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, and (vii) accounting changes, as required by U.S. generally accepted accounting principles. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On January 21, 2010, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the fourth quarter and year ended December 31, 2009. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “51134160”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, January 21, 2010, through midnight on Tuesday, January 26, 2010, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “51134160”. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, January 21, 2010.

About SVB Financial Group

For over 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. For management reporting purposes, we report the results of our operations through four operating segments: Global Commercial Bank, Relationship Management, SVB Capital, and Other Business Services. Our Other Business Services group consists of Sponsored Debt Funds & Strategic Investments and SVB Analytics. Headquartered in Santa Clara, California, SVB Financial Group operates through 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share data)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Interest income:
Loans	$80,258	$83,049	$95,662	$335,806	$364,192
Investment securities:
Taxable	28,329	21,562	14,789	81,536	58,466
Non-taxable	996	1,008	1,140	4,094	4,261
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,562	2,367	2,059	9,790	12,572

Total interest income	112,145	107,986	113,650	431,226	439,491

Interest expense:
Deposits	4,093	4,801	7,021	21,346	23,929
Borrowings	5,912	6,367	10,219	27,730	46,967

Total interest expense	10,005	11,168	17,240	49,076	70,896

Net interest income	102,140	96,818	96,410	382,150	368,595
Provision for loan losses	17,291	8,030	70,957	90,180	100,713

Net interest income after provision for loan losses	84,849	88,788	25,453	291,970	267,882

Noninterest income:
Foreign exchange fees	8,161	7,491	8,660	30,735	33,106
Deposit service charges	7,344	6,906	6,034	27,663	24,110
Client investment fees	4,344	5,527	9,492	21,699	50,498
Letters of credit and standby letters of credit income	2,093	3,019	2,868	10,333	12,006
Credit card fees	2,618	2,300	1,550	9,314	6,225
Corporate finance fees	—	—	—	—	3,640
Gains (losses) on derivative instruments, net	1,370	(1,090)	5,026	(753)	18,505
Gains (losses) on investment securities, net	6,681	3,905	(9,828)	(31,209)	(14,777)
Other	8,131	6,249	1,858	29,961	19,052

Total noninterest income	40,742	34,307	25,660	97,743	152,365

Noninterest expense:
Compensation and benefits	48,589	45,815	23,877	189,631	177,315
Professional services	11,088	12,109	11,924	46,540	39,480
Premises and equipment	6,277	5,892	5,759	23,270	22,183
Net occupancy	4,542	4,198	4,482	17,888	17,307
FDIC assessments	3,182	2,589	1,644	17,035	3,451
Business development and travel	4,436	2,902	4,831	14,014	15,406
Correspondent bank fees	2,046	2,118	1,617	8,040	6,628
Impairment of goodwill	—	—	—	4,092	—
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	—	—	—	—	3,858
Provision for (reduction of) unfunded credit commitments	1,999	65	1,607	(1,367)	1,252
Other	5,748	4,119	6,089	24,723	26,007

Total noninterest expense	87,907	79,807	61,830	343,866	312,887

Income (loss) before income tax expense	37,684	43,288	(10,717)	45,847	107,360
Income tax expense	13,602	16,879	863	35,207	52,213

Net income (loss) before noncontrolling interests	24,082	26,409	(11,580)	10,640	55,147
Net (income) loss attributable to noncontrolling interests	(3,338)	(2,246)	11,694	37,370	19,139

Net income attributable to SVBFG	$20,744	$24,163	$114	$48,010	$74,286

Preferred stock dividend and discount accretion	(14,700)	(3,555)	(707)	(25,336)	(707)

Net income (loss) available to common stockholders	$6,044	$20,608	$(593)	$22,674	$73,579

Earnings (loss) per common share — basic	$0.17	$0.62	$(0.02)	$0.67	$2.27
Earnings (loss) per common share — diluted	$0.16	$0.61	$(0.02)	$0.66	$2.16
Weighted average common shares outstanding — basic	36,475,992	33,176,678	32,809,705	33,900,956	32,425,307
Weighted average common shares outstanding — diluted	37,214,321	33,672,491	33,450,626	34,182,771	34,014,581

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	December 31, 2009	September 30, 2009	December 31, 2008
Assets:
Cash and due from banks	$3,454,611	$4,062,298	$1,958,333
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	58,242	48,530	478,392
Investment securities	4,491,752	3,491,281	1,786,100
Loans, net of unearned income	4,548,094	4,655,817	5,506,253
Allowance for loan losses	(72,450)	(86,713)	(107,396)

Net loans	4,475,644	4,569,104	5,398,857

Premises and equipment, net of accumulated depreciation and amortization	31,736	30,722	30,589
Goodwill	—	—	4,092
Accrued interest receivable and other assets	329,414	336,668	361,917

Total assets	$12,841,399	$12,538,603	$10,018,280

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$6,298,988	$6,422,937	$4,419,965
Negotiable order of withdrawal (NOW)	53,200	39,818	58,133
Money market	1,292,215	1,198,611	1,213,086
Money market deposits in foreign offices	49,722	64,701	53,123
Time	332,310	333,870	379,200
Sweep	2,305,502	1,995,695	1,349,965

Total deposits	10,331,937	10,055,632	7,473,472

Short-term borrowings	38,755	52,285	62,120
Other liabilities	139,947	171,166	175,553
Long-term debt	856,650	866,748	995,423

Total liabilities	11,367,289	11,145,831	8,706,568

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Preferred stock, Series B Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 235,000 shares authorized; 0 and 235,000 shares issued and outstanding, net of discount, respectively	—	223,009	221,185
Common stock, $0.001 par value, 150,000,000 shares authorized; 41,338,569 shares, 33,202,387 shares and 32,917,007 shares outstanding, respectively	41	33	33
Additional paid-in capital	389,490	92,367	66,201
Retained earnings	732,907	726,455	709,726
Accumulated other comprehensive income (loss)	5,905	25,513	(5,789)

Total SVBFG stockholders’ equity	1,128,343	1,067,377	991,356
Noncontrolling interests	345,767	325,395	320,356

Total equity	1,474,110	1,392,772	1,311,712

Total liabilities and total equity	$12,841,399	$12,538,603	$10,018,280

Capital Ratios:
Total risk-based capital ratio	19.94%	19.23%	17.58%
Tier 1 risk-based capital ratio	15.45	14.59	12.51
Tier 1 leverage ratio	9.53	9.71	13.00
Tangible common equity to tangible assets ratio (1)	8.78	6.73	7.64
Tangible common equity to risk-weighted assets ratio	15.05	11.43	9.31
Other Period-End Statistics:
Loans, net of unearned income-to-deposits ratio	44.02%	46.30%	73.68%
Book value per common share (2)	$27.30	$25.43	$23.40
Full-time equivalent employees	1,258	1,259	1,244

(1)	Tangible common equity consists of SVBFG stockholders’ equity (excluding preferred equity) less acquired intangibles and goodwill. Tangible assets represent total assets less acquired intangibles and goodwill.

(2)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity (excluding preferred equity) by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	December 31, 2009			September 30, 2009			December 31, 2008
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,755,892	$2,562	0.27%	$3,370,898	$2,367	0.28%	$574,295	$2,059	1.43%
Investment securities: (2)
Taxable	3,194,147	28,329	3.52	2,412,432	21,562	3.55	1,244,804	14,789	4.73
Non-taxable (3)	101,107	1,532	6.01	102,142	1,550	6.02	112,729	1,754	6.19
Total loans, net of unearned income (4)	4,367,985	80,258	7.29	4,544,510	83,049	7.25	5,226,667	95,662	7.28

Total interest-earning assets	11,419,131	112,681	3.92	10,429,982	108,528	4.12	7,158,495	114,264	6.35

Cash and due from banks	232,266			205,084			352,380
Allowance for loan losses	(91,653)			(114,364)			(62,781)
Goodwill	—			—			4,092
Other assets (5)	927,348			889,924			756,918

Total assets	$12,487,092			$11,410,626			$8,209,104

Funding sources:
Interest-bearing liabilities:
NOW deposits	$40,151	$40	0.40%	$35,092	$34	0.38%	$53,638	$72	0.53%
Regular money market deposits	144,655	123	0.34	122,809	145	0.47	181,696	600	1.31
Bonus money market deposits	1,203,460	1,158	0.38	1,035,822	1,208	0.46	1,074,162	2,906	1.08
Money market deposits in foreign offices	67,404	74	0.44	68,589	90	0.52	46,027	161	1.39
Time deposits	330,610	526	0.63	346,714	568	0.65	447,719	1,255	1.12
Sweep deposits	2,098,254	2,172	0.41	1,927,910	2,756	0.57	643,226	2,027	1.25

Total interest-bearing deposits	3,884,534	4,093	0.42	3,536,936	4,801	0.54	2,446,468	7,021	1.14
Short-term borrowings	49,525	15	0.12	42,134	16	0.15	232,519	789	1.35
3.875% convertible senior notes	246,625	3,520	5.66	246,065	3,512	5.66	244,513	3,499	5.69
Junior subordinated debentures	55,974	893	6.33	55,956	893	6.33	53,807	769	5.69
Senior and subordinated notes	558,421	1,417	1.01	552,171	1,767	1.27	540,333	4,296	3.16
Other long-term debt	7,831	67	3.39	58,033	179	1.22	129,358	866	2.66

Total interest-bearing liabilities	4,802,910	10,005	0.83	4,491,295	11,168	0.99	3,646,998	17,240	1.88
Portion of noninterest-bearing funding sources	6,616,221			5,938,687			3,511,497

Total funding sources	11,419,131	10,005	0.35	10,429,982	11,168	0.42	7,158,495	17,240	0.96

Noninterest-bearing funding sources:
Demand deposits	5,998,373			5,373,486			3,227,033
Other liabilities	169,293			183,781			202,647
SVBFG stockholders’ equity	1,183,276			1,045,340			802,403
Noncontrolling interests	333,240			316,724			330,023
Portion used to fund interest-earning assets	(6,616,221)			(5,938,687)			(3,511,497)

Total liabilities and total equity	$12,487,092			$11,410,626			$8,209,104

Net interest income and margin		$102,676	3.57%		$97,360	3.70%		$97,024	5.39%

Total deposits	$9,882,907			$8,910,422			$5,673,501

Average SVBFG stockholders’ equity as a percentage of average assets			9.48%			9.16%			9.77%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(536)			(542)			(614)

Net interest income, as reported		$102,140			$96,818			$96,410

(1)	Includes average interest-bearing deposits in other financial institutions of $169.0 million, $182.7 million and $124.2 million for the quarters ended December 31, 2009, September 30, 2009, and December 31, 2008, respectively. For the quarters ended December 31, 2009, September 30, 2009 and December 31, 2008, balance also includes $3.5 billion, $3.1 billion and $202.4 million, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Average investment securities of $578.0 million, $505.3 million and $415.8 million for the quarters ended December 31, 2009, September 30, 2009, and December 31, 2008, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Year ended
	December 31, 2009			December 31, 2008
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,333,182	$9,790	0.29%	$507,365	$12,572	2.48%
Investment securities: (2)
Taxable	2,179,181	81,536	3.74	1,235,179	58,466	4.73
Non-taxable (3)	103,150	6,298	6.11	103,337	6,555	6.34
Total loans, net of unearned income (4)	4,699,696	335,806	7.15	4,633,048	364,192	7.86

Total interest-earning assets	10,315,209	433,430	4.20	6,478,929	441,785	6.82

Cash and due from banks	238,911			279,520
Allowance for loan losses	(107,512)			(54,982)
Goodwill	1,000			4,092
Other assets (5)	878,733			710,744

Total assets	$11,326,341			$7,418,303

Funding sources:
Interest-bearing liabilities:
NOW deposits	$42,022	$160	0.38%	$46,339	$233	0.50%
Regular money market deposits	149,696	748	0.50	152,568	2,087	1.37
Bonus money market deposits	1,034,152	5,404	0.52	969,421	11,697	1.21
Money market deposits in foreign offices	62,440	416	0.67	11,570	161	1.39
Time deposits	355,602	2,445	0.69	393,963	3,838	0.97
Sweep deposits	1,860,899	12,173	0.65	375,556	5,913	1.57

Total interest-bearing deposits	3,504,811	21,346	0.61	1,949,417	23,929	1.23
Short-term borrowings	46,133	72	0.16	304,896	6,746	2.21
Zero-coupon convertible subordinated notes	—	—	—	69,978	2,418	3.46
3.875% convertible senior notes	245,756	14,043	5.71	179,538	10,138	5.65
Junior subordinated debentures	55,948	3,465	6.19	53,093	2,548	4.80
Senior and subordinated notes	560,398	9,166	1.64	531,523	20,405	3.84
Other long-term debt	61,752	984	1.59	146,562	4,712	3.22

Total interest-bearing liabilities	4,474,798	49,076	1.10	3,235,007	70,896	2.19
Portion of noninterest-bearing funding sources	5,840,411			3,243,922

Total funding sources	10,315,209	49,076	0.47	6,478,929	70,896	1.10

Noninterest-bearing funding sources:
Demand deposits	5,289,288			2,946,907
Other liabilities	179,795			221,348
Discount on zero-coupon convertible subordinated notes	—			503
SVBFG stockholders’ equity	1,063,175			720,851
Noncontrolling interests	319,285			293,687
Portion used to fund interest-earning assets	(5,840,411)			(3,243,922)

Total liabilities and total equity	$11,326,341			$7,418,303

Net interest income and margin		$384,354	3.73%		$370,889	5.72%

Total deposits	$8,794,099			$4,896,324

Average SVBFG stockholders’ equity as a percentage of average assets			9.39%			9.72%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,204)			(2,294)

Net interest income, as reported		$382,150			$368,595

(1)	Includes average interest-bearing deposits in other financial institutions of $176.5 million and $99.1 million for the years ended December 31, 2009 and 2008, respectively. For the years ended December 31, 2009 and 2008, balance also includes $3.1 billion and $79.1 million, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Average investment securities of $505.5 million and $380.8 million for the years ended December 31, 2009 and 2008, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains (Losses) on Derivative Instruments, Net

	Three months ended					Year ended
				% Change
(Dollars in thousands)	December 31, 2009	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008	% Change
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net (1)	$426	$360	$2,466	18.3%	(82.7)%	$1,730	$4,233	(59.1)%
Gains (losses) on internal foreign exchange forward contracts, net (2)	406	(128)	3,200	NM	(87.3)	(2,258)	5,185	(143.5)

Total gains (losses) on foreign exchange forward contracts, net	832	232	5,666	NM	(85.3)	(528)	9,418	(105.6)
Change in fair value of interest rate swap (3)	—	—	(2,232)	—	(100.0)	(170)	(1,856)	(90.8)
Gains on covered call options, net (4)	—	—	—	—	—	—	402	(100.0)
Equity warrant assets:
Gains (losses) on exercise, net	1,271	(506)	867	NM	46.6	933	7,188	(87.0)
Change in fair value (5):
Cancellations and expirations	(871)	(1,170)	(679)	(25.6)	28.3	(4,515)	(2,574)	75.4
Other changes in fair value	138	354	1,404	(61.0)	(90.2)	3,527	5,927	(40.5)

Total net gains (losses) on equity warrant assets (6)	538	(1,322)	1,592	(140.7)	(66.2)	(55)	10,541	(100.5)

Total gains (losses) on derivative instruments, net	$1,370	$(1,090)	$5,026	NM %	(72.7)%	$(753)	$18,505	(104.1)%

NM- Not meaningful

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.

(2)	Represents the change in the fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.

(3)	Represents the change in the fair value hedge of the junior subordinated debentures. In December 2008, our counterparty called this swap for settlement in January 2009. As a result, the swap is no longer designated as a hedging instrument.

(4)	Represents net gains on covered call options by one of our sponsored debt funds.

(5)	At December 31, 2009, we held warrants in 1,225 companies, compared to 1,250 companies at September 30, 2009 and 1,307 companies at December 31, 2008.

(6)	Includes net gains (losses) on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net (Income) Loss Attributable to Noncontrolling Interests”.

Net (Income) Loss Attributable to Noncontrolling Interests

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net interest (income) loss (1)	$(11)	$(1)	$22	$18	$(470)
Noninterest (income) loss (1)	(6,668)	(5,114)	8,577	26,278	6,631
Noninterest expense (1)	3,344	2,872	3,035	12,451	11,115
Carried interest (2)	(3)	(3)	60	(1,377)	1,863

Net (income) loss attributable to noncontrolling interests	$(3,338)	$(2,246)	$11,694	$37,370	$19,139

(1)	Represents noncontrolling interests share in net interest income, noninterest income, and noninterest expense.

(2)	Represents the change in the preferred allocation of income we earn as general partners managing two of our managed funds of funds and the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Weighted average common shares outstanding-basic	36,476	33,177	32,810	33,901	32,425
Effect of dilutive securities:
Stock options	643	495	575	282	887
Restricted stock awards and units	95	—	66	—	114
Zero-coupon convertible subordinated notes (1)	—	—	—	—	589
Warrants associated with zero-coupon convertible subordinated notes (1)	—	—	—	—	—
3.875% convertible senior notes (2)	—	—	—	—	—
Warrants associated with 3.875% convertible senior notes (2)	—	—	—	—	—
Warrant associated with Capital Purchase Program (3)	—	—	—	—	—

Total effect of dilutive securities	738	495	641	282	1,590

Weighted average common shares outstanding-diluted	37,214	33,672	33,451	34,183	34,015

(1)	The dilutive effect of our convertible subordinated notes was calculated using the treasury stock method based on our average share price and was dilutive at an average share price of $33.6277. The associated warrants were dilutive beginning at an average share price of $51.34. These notes and the associated warrants matured on June 15, 2008.

(2)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43. These notes are due on April 15, 2011 and the associated warrants expire ratably commencing on July 15, 2011.

(3)	The warrant associated with our participation in the CPP is dilutive beginning at an average share price of $49.78.

Credit Quality

	Period end balances at
(Dollars in thousands)	December 31, 2009	September 30, 2009	December 31, 2008
Nonperforming loans and assets:
Nonperforming loans:
Loans past due 90 days or more still accruing interest	$2,456	$—	$2,330
Nonaccrual loans	50,227	72,173	84,919

Total nonperforming loans	52,683	72,173	87,249
Other real estate owned	220	440	1,250

Total nonperforming assets	$52,903	$72,613	$88,499

Nonperforming loans as a percentage of total gross loans	1.15%	1.54%	1.57%
Nonperforming assets as a percentage of total assets	0.41	0.58	0.88
Allowance for loan losses	$72,450	$86,713	$107,396
As a percentage of total gross loans	1.58%	1.85%	1.93%
As a percentage of total gross nonperforming loans	137.52	120.15	123.09
Allowance for loan losses for total gross nonperforming loans	$8,868	$23,356	$25,911
As a percentage of total gross loans	0.19%	0.50%	0.47%
As a percentage of total gross nonperforming loans	16.83	32.36	29.70
Allowance for loan losses for total gross performing loans	$63,582	$63,357	$81,485
As a percentage of total gross loans	1.39%	1.35%	1.47%
As a percentage of total gross performing loans	1.40	1.37	1.49
Reserve for unfunded credit commitments (1)	$13,331	$11,332	$14,698
Total gross loans	4,582,966	4,692,498	5,551,636
Total unfunded credit commitments	5,338,726	4,794,463	5,630,486

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Average Client Investment Funds (1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Client directed investment assets	$10,190	$10,644	$12,744	$10,879	$12,800
Client investment assets under management	5,911	5,477	6,081	5,659	6,217
Sweep money market funds	—	—	2,213	56	2,573

Total average client investment funds	$16,101	$16,121	$21,038	$16,594	$21,590

(1)	Client Investment Funds are maintained at third party financial institutions.

Period-end total client investment funds were $15.6 billion at December 31, 2009, compared to $16.4 billion at September 30, 2009 and $18.6 billion at December 31, 2008. The decrease in period-end total client investment funds from September 30, 2009 to December 31, 2009 was primarily due to a larger number of clients opting to be covered by FDIC insurance on deposits held in noninterest-bearing deposit accounts rather than invest in other options available in the current low interest rate environment.

Changes to Prior Period Balances

During the second quarter of 2009, we determined that we had incorrectly recognized certain gains and losses on foreign exchange contracts in prior periods. The cumulative pre-tax effect of the error was $6.2 million, or $3.8 million after-tax and is considered to be immaterial to the prior periods. As such, the affected prior period results have been revised. The table below highlights certain revised prior period items related to this revision and to the adoption of ASC 470-20 (formerly known as FSP APB 14-1):

	Three months ended									Year ended December 31, 2007
(Dollars in thousands, except per share amounts)	March 31, 2009	December 31, 2008		September 30, 2008		June 30, 2008		March 31, 2008
AS REVISED
Income Statement
Interest expense — borrowings	$8,181	$10,219		$12,517		$11,695		$12,536		$54,259
Other noninterest income	2,782	1,858		1,913		5,759		9,522		26,096
Income tax expense (benefit)	(2,448)	863		16,711		16,291		18,348		84,581
Net income (loss) attributable to SVBFG	(8,235)	114		25,918		21,014		27,240		120,329
Net income (loss) available to common stockholders	(11,771)	(593)		25,918		21,014		27,240		120,329
Earnings (loss) per common share — diluted	(0.36)	(0.02)		0.77		0.61		0.79		3.28
Fully Taxable Equivalent
Net interest income (fully taxable equivalent basis)	$92,083	$97,024		$95,206		$87,377		$91,283		$377,115
Net interest margin	3.97%	5.39%		5.70%		5.62%		6.27%		7.19%
Balance Sheet
Cash and due from banks	$3,360,199	$1,789,311		$371,425		$303,057		$301,888		$324,510
Total assets	10,955,015	10,018,280		8,070,315		7,310,010		6,897,163		6,692,171
Long-term debt	964,175	995,423		976,189		969,588		892,516		873,241
Additional paid-in capital	71,760	66,201		44,359		20,754		13,975		13,167
Retained earnings	697,956	709,726		710,321		684,404		663,963		669,459
ADJUSTMENTS DUE TO REVISION OF ERROR
Income Statement
Other noninterest income	$(1,971)	$(3,239)		$(1,309)		$578		$187		$(415)
Income tax expense (benefit)	(746)	(1,248)		(531)		215		65		(171)
Net income (loss) attributable to SVBFG	(1,225)	(1,991)		(778)		363		122		(244)
Net income (loss) available to common stockholders	(1,225)	(1,991)		(778)		363		122		(244)
Earnings (loss) per common share — diluted	(0.04)	(0.06)		(0.02)		0.01		—		(0.01)
Balance Sheet
Cash and due from banks	$(2,017)	$(2,085)		$(2,085)		$(2,085)		$(2,085)		$(889)
Total assets	(3,753)	(2,528)		(537)		241		(122)		(244)
Retained earnings	(3,753)	(2,528)		(537)		241		(122)		(244)
ADJUSTMENTS DUE TO ASC 470-20
Income Statement
Interest expense — borrowings	N/A	$525		$518		$1,068		$1,303		$5,091
Income tax expense (benefit)	N/A	(208)		(206)		(424)		(518)		(2,026)
Net income (loss) attributable to SVBFG	N/A	(317)		(312)		(644)		(785)		(3,065)
Net income (loss) available to common stockholders	N/A	(317)		(312)		(644)		(785)		(3,065)
Fully Taxable Equivalent
Net interest income (fully taxable equivalent basis)	N/A	$(525)		$(518)		$(1,068)		$(1,303)		$(5,091)
Net interest margin	N/A	(0.03	) %	(0.03	) %	(0.07	) %	(0.09	) %	(0.10	) %
Balance Sheet
Total assets	N/A	$(84)		$(93)		$(102)		$(18)		$(41)
Long-term debt	N/A	(5,217)		(5,757)		(6,290)		(673)		(2,013)
Additional paid-in capital	N/A	20,329		20,543		20,754		13,975		13,167
Retained earnings	N/A	(15,196)		(14,879)		(14,566)		(13,993)		(13,208)

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures (non-GAAP net income, non-GAAP noninterest income, non-GAAP net gains (losses) on investment securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

In particular, in this press release, we use certain non-GAAP measures that exclude from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests – As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65 percent. The relevant amounts attributable to investors other than us are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests.” Our net income available to common stockholders reported in that section includes only the portion of income or loss related to our ownership interest.

•	Non-tax deductible goodwill impairment charge of $4.1 million resulting from changes in our outlook for future financial performance of eProsper.

•	Non-tax deductible noninterest expense of $3.9 million related to the conversion premium value of certain of our zero-coupon convertible subordinated notes that were converted prior to their maturity.

•	Non-tax deductible charge of $11.4 million related to TARP repayment.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP:

•

Tangible common equity to tangible assets ratio – This ratio is not required by GAAP or applicable bank regulatory requirements, and is used by management to evaluate the adequacy of the Company’s capital levels. Our ratio is calculated by dividing total SVBFG stockholder’s equity, by total assets, after reducing both amounts by acquired intangibles and goodwill. The manner in which this ratio is calculated varies among companies. Accordingly, our ratio is not necessarily comparable to similar measures of other companies.

•

Non-GAAP operating efficiency ratio – This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense (excluding goodwill and the Coco Loss for applicable periods) by total taxable equivalent income, after reducing both amounts by taxable equivalent losses (income) attributable to noncontrolling interests for applicable periods.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests which we effectively do not receive the economic benefit or cost of, where indicated, or certain items that do not occur in every reporting period, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial table below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

SVB FINANCIAL GROUP AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share amounts)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net income (loss) available to common stockholders	$6,044	$20,608	$(593)	$22,674	$73,579
Impairment of goodwill (1)	—	—	—	4,092	—
Loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes (2)	—	—	—	—	3,858
Non-cash charge related to TARP Repayment (3)	11,412	—	—	11,412	—

Non-GAAP net income (loss) available to common stockholders	$17,456	$20,608	$(593)	$38,178	$77,437

GAAP earnings (loss) per common share — diluted	$0.16	$0.61	$(0.02)	$0.66	$2.16
Impact of impairment of goodwill (1)	—	—	—	0.12	—
Impact of loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes (2)	—	—	—	—	0.12
Impact of non-cash charge related to TARP Repayment (3)	0.31	—	—	0.34	—

Non-GAAP earnings (loss) per common share — diluted	$0.47	$0.61	$(0.02)	$1.12	$2.28

Weighted average diluted common shares outstanding	37,214,321	33,672,491	33,450,626	34,182,771	34,014,581

(1)	Non-tax deductible goodwill impairment charge for eProsper recognized in the first quarter of 2009.

(2)	Represents the portion of the conversion payment that exceeded the principal amount related to a conversion of $7.8 million of our zero-coupon convertible subordinated notes, which we settled in cash in the second quarter of 2008. This non-tax deductible loss did not have any impact on our tax provision.

(3)	Non-tax deductible charge related to TARP repayment recognized in the fourth quarter of 2009.

	Three months ended			Year ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
GAAP noninterest income	$40,742	$34,307	$25,660	$97,743	$152,365
Less: income (losses) attributable to noncontrolling interests, including carried interest	6,671	5,117	(8,637)	(24,901)	(8,494)

Non-GAAP noninterest income, net of noncontrolling interests	$34,071	$29,190	$34,297	$122,644	$160,859

	Three months ended			Year ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
GAAP net gains (losses) on investment securities	$6,681	$3,905	$(9,828)	$(31,209)	$(14,777)
Less: gains (losses) on investment securities attributable to noncontrolling interests, including carried interest	5,853	4,880	(8,702)	(26,638)	(8,929)

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$828	$(975)	$(1,126)	$(4,571)	$(5,848)

	Three months ended			Year ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
GAAP noninterest expense	$87,907	$79,807	$61,830	$343,866	$312,887
Less: amounts attributable to noncontrolling interests	3,344	2,872	3,035	12,451	11,115
Less: loss from cash settlement of conversion premium of zero-coupon convertible subordinated notes	—	—	—	—	3,858
Less: impairment of goodwill	—	—	—	4,092	—

Non-GAAP noninterest expense, net of noncontrolling interests	$84,563	$76,935	$58,795	$327,323	$297,914

GAAP taxable equivalent net interest income	$102,676	$97,360	$97,024	$384,354	$370,889
Less: income (losses) attributable to noncontrolling interests	11	1	(22)	(18)	470

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	102,665	97,359	97,046	384,372	370,419
Non-GAAP noninterest income, net of noncontrolling interests	34,071	29,190	34,297	122,644	160,859

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$136,736	$126,549	$131,343	$507,016	$531,278

Non-GAAP operating efficiency ratio	61.84%	60.79%	44.76	64.56%	56.07%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2009	September 30, 2009	December 31, 2008
GAAP non-marketable securities	$553,530	$507,880	$467,206
Less: noncontrolling interests in non-marketable securities	320,523	296,011	298,140

Non-GAAP non-marketable securities, net of noncontrolling interests	$233,007	$211,869	$169,066

Non-GAAP tangible common equity and tangible assets (Dollars in thousands, except ratios)	December 31, 2009	September 30, 2009	December 31, 2008
GAAP SVBFG stockholders’ equity	$1,128,343	$1,067,377	$991,356
Less:
Preferred stock	—	223,009	221,185
Goodwill	—	—	4,092
Intangible assets	665	697	1,087

Tangible common equity	$1,127,678	$843,671	$764,992

GAAP Total assets	$12,841,399	$12,538,603	$10,018,280
Less:
Goodwill	—	—	4,092
Intangible assets	665	697	1,087

Tangible assets	$12,840,734	$12,537,906	$10,013,101

Risk-weighted assets	$7,494,558	$7,381,820	$8,220,447
Tangible common equity to tangible assets	8.78%	6.73%	7.64%
Tangible common equity to risk-weighted assets	15.05	11.43	9.31